SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2016

Notice is hereby given that the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. will be held at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey 07481 on Wednesday, May 18, 2016, at 5:00 p.m. for the following purposes:

1.	To elect five directors for the terms described in the attached proxy statement.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016.

3.	To approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this proxy statement.

4.	To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

In accordance with the Bylaws of Lakeland Bancorp, Inc., the close of business on March 30, 2016, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Enclosed are the proxy statement and a form of proxy. You will also be receiving an annual report. You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the meeting, please return the proxy, duly signed, as promptly as possible, in the envelope provided to you, or vote by telephone or via the Internet, as described in the proxy statement.

By Order of the Board of Directors

TIMOTHY J. MATTESON

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND CORPORATE

SECRETARY

Oak Ridge, New Jersey

April 13, 2016

LAKELAND BANCORP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders: May 18, 2016

Approximate Mailing Date April 13, 2016

SOLICITATION OF PROXY

General

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF LAKELAND BANCORP, INC. (hereinafter called “Lakeland” or the “Company”) for use in connection with the Annual Meeting of Shareholders to be held at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey 07481 on Wednesday, May 18, 2016, at 5:00 p.m., and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the enclosed notice of such meeting and are more fully discussed below.

Only shareholders of record at the close of business on March 30, 2016, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting. If the enclosed proxy is properly executed and returned to Lakeland and not revoked before its exercise, all shares represented thereby will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted in favor of the Board’s nominees for election to the Board and in favor of Proposal 2 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016), and Proposal 3 (the non-binding approval of the compensation of Lakeland’s executives as described in this proxy statement). The proxy will enable you to assure that your shares are voted and to aid in securing a quorum at the annual meeting.

In order to reduce the number of annual reports being sent to one address, only one annual report is being delivered to multiple security holders sharing an address unless Lakeland has received contrary instructions from one or more of the security holders. This is called “householding”. Lakeland will deliver a separate copy of the annual report to any security holder who requests a copy in writing or by telephone. If you wish to receive a separate copy of the 2015 annual report, or if you wish to receive a separate copy of future annual reports, please contact Ms. Patricia Backman, Vice President, at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (toll-free telephone 866-284-1291). If you are currently receiving multiple copies of the annual report at the same address, and wish to have one annual report sent to multiple security holders sharing that address in the future, please contact Ms. Backman at the above address and telephone number.

The entire cost of this solicitation will be borne by Lakeland. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on May 18, 2016: This proxy statement and our 2015 annual report are available at www.lakelandbank.com.

Voting your Shares

Lakeland shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Annual Meeting.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card.    If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. If you vote by proxy card but make no specification on your proxy card that you have otherwise properly executed, your shares will be voted FOR the election of the Board’s nominees for director and FOR Proposals 2 and 3.

Voting by Telephone.    If you wish to vote by telephone and you are a shareholder of record of Lakeland, use a touch-tone telephone to call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet.    If you wish to vote through the Internet and you are a shareholder of record of Lakeland, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of Lakeland is 11:59 p.m., local time, on May 17, 2016. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person.    If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

You will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Please note, however, that if you vote by the Internet, the maximum number of times that you can access the website using any one control number is limited to five times per day.

Any Lakeland shareholder may revoke a proxy at any time before or at the Annual Meeting in one or more of the following ways:

•

Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Annual Meeting to Timothy J. Matteson, Executive Vice President, General Counsel and Corporate Secretary of Lakeland; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Lakeland shareholder should send any written notice of revocation or subsequent proxy card to Lakeland Bancorp, Inc., Attention: Timothy J. Matteson, Executive Vice President, General Counsel and Corporate Secretary, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or hand deliver the notice of revocation or subsequent proxy card to Mr. Matteson before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Required Vote

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Provided that a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively) and approval of Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast with respect to each such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “for” or “against” are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

CAPITAL STOCK OUTSTANDING

At the close of business on March 30, 2016, there were 41,234,664 shares of Lakeland’s common stock, no par value (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share will be entitled to one vote on all matters properly coming before the meeting.

All share information included in this proxy statement has been adjusted for all of the Company’s previously effectuated stock dividends.

Set forth below is the name and address of each shareholder of Lakeland known by Lakeland to have beneficially owned more than five percent of Lakeland’s Common Stock as of the March 30, 2016 record date, along with the number of shares of Common Stock believed to be owned by such shareholder on such date, based on filings made with the Securities and Exchange Commission, and such shareholder’s percentage ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	3,719,131	(1)	9.02%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,221,619	(2)	5.39%

(1)

Pursuant to a filing made by Wellington Management Group LLP, formerly named Wellington Management Company, LLP (“Wellington Management”) with the Securities and Exchange Commission on February 12, 2015, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 3,719,131 shares of Lakeland’s Common Stock which are held of record by clients of Wellington Management. The filing indicates that Wellington Management has shared power to vote or direct the vote with respect to 3,063,201 shares and shared dispositive power with respect to 3,719,131 shares. The filing further indicates that the clients who own the shares of record have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and that no client is known to Wellington Management to have such right or power with respect to more than 5% of Lakeland’s Common Stock.

(2)

Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on January 26, 2016, BlackRock, Inc., a parent holding company or control person, beneficially owned 2,221,619 shares of Lakeland’s Common Stock. The filing indicates that BlackRock has sole power to vote or to direct the vote with respect to 2,146,975 shares and sole power to dispose or to direct the disposition of 2,221,619 shares. The filing identifies the following subsidiaries of BlackRock, Inc. as having acquired the shares being reported: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited and BlackRock Asset Management Schweiz AG. The filing states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Lakeland’s Common Stock, and that no one person’s interest is more than 5% of the total outstanding shares of Lakeland’s Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the five persons named in Table I below to serve for the terms specified in the Table and thereafter until their successors shall have been duly elected and shall have qualified. Each of Messrs. Marino, McCracken and Shara has been nominated to serve for a three year term. Mr. Tilton has been nominated to serve for a two year term, as he will reach the Board’s retirement age of 72 in September 2017. Mr. Inserra, who was appointed to the Board of Directors upon the closing of the acquisition of Pascack Bancorp, Inc. in January 2016, has been nominated to serve for a one year term. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

Table I sets forth the names and ages of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland’s Board of Directors, the expiration of their respective terms, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland Common Stock which they beneficially owned as of February 12, 2016. Except as otherwise indicated, Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the nominees and other directors listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of February 12, 2016. Shares covered by stock options are included in the tables below only to the extent that such options may be exercised by April 12, 2016.

All of the persons named in both tables have been directors of Lakeland and Lakeland Bank for at least five years, except that Messrs. Deutsch and Marino were appointed to the Boards of Lakeland and Lakeland Bank on May 31, 2013, upon the closing of the mergers of Somerset Hills

Bancorp into Lakeland and of Somerset Hills Bank into Lakeland Bank, and Mr. Inserra was appointed to the Boards of Lakeland and Lakeland Bank on January 7, 2016, upon the closing of the mergers of Pascack Bancorp, Inc. into Lakeland and of Pascack Community Bank into Lakeland Bank.

For a description of the attributes of each director that the Board considered in determining that such director should serve on the Company’s Board, see “Board Qualifications” below.

TABLE I

NOMINEES FOR ELECTION AS DIRECTORS

		EXPIRATION		SHARES BENEFICIALLY OWNED AS OF February 12, 2016
NAME AND AGE	DIRECTOR SINCE	OF TERM IF ELECTED	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Thomas J. Marino Age 68	2013	2019	Partner, CohnReznick LLP (accounting and consulting firm); Director of Somerset Hills Bancorp and Somerset Hills Bank (2003 to May 31, 2013)	36,233 (a)	0.1%

Robert E. McCracken Age 58	2004	2019	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/ manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ	144,884 (b)	0.4%

Thomas J. Shara Age 58	2008	2019	President and CEO, Lakeland Bancorp, Inc. and Lakeland Bank (4/2/08 to present); President and Chief Credit Officer (5/07 to 4/1/08) and Executive Vice President and Senior Commercial Banking Officer (2/06 to 5/07), TD Banknorth, N.A.’s Mid-Atlantic Division; Executive Vice President and Senior Loan Officer, Hudson United Bancorp and Hudson United Bank (prior years to 2/06)	201,163 (c)	0.5%

Stephen R. Tilton, Sr. Age 70	2001	2018	Chairman, Tilton Automotive LLC (5/08 to present); Chairman and Chief Executive Officer, Tilton Securities LLC, Upper Montclair, NJ (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present); Chairman, Lottery Hill Holdings, LLC (commercial real estate company) (3/04 to present)	793,210 (d)	1.9%

		EXPIRATION		SHARES BENEFICIALLY OWNED AS OF February 12, 2016
NAME AND AGE	DIRECTOR SINCE	OF TERM IF ELECTED	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Lawrence R. Inserra, Jr. Age 58	2016	2017	Chairman of the Board and CEO (2015 to present) and President (1982 to present) of Inserra Supermarkets, Inc. (family owned business founded in 1954); Director of Pascack Bancorp, Inc. and Pascack Community Bank (2011 to January 7, 2016)	51,290	0.1%

TABLE II

CONTINUING DIRECTORS

				SHARES BENEFICIALLY OWNED AS OF February 12, 2016
NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Mark J. Fredericks Age 55	1994	2017	President, Fredericks Fuel and Heating Service, Oak Ridge, NJ (2002 to present); President, Keil Oil Company, Riverdale, NJ (1986 to present); President, F & B Trucking (1987 to present); Managing Member of each of the following real estate companies: Mardian LLC (1995 to present), Mickens LLC (2010 to present), Osteridge LLC (1995 to present), and Wallkill LLC (1995 to present); Former trustee and finance committee member, Chilton Memorial Hospital.	394,003 (e)	1.0%

Janeth C. Hendershot Age 61	2004	2017	Global Project Team Lead, Munich Re Group (prior to 2/1/10); Insurance Company Operations General Manager, Senior Vice President, Munich-American Risk Partners at Munich Reinsurance America, Inc. (prior to 12/1/06); President, Exchange Insurance Company and Regional Vice President at Selective Insurance Group (prior to 10/1/97)	60,213	0.1%

Robert B. Nicholson, III Age 51	2003	2017	President and Chief Executive Officer, Eastern Propane Corporation (1988 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (1993 to present); General Partner, Eastern Properties, L.P. (1999 to present); Managing Member, East Coast Development Associates, LLC (2004 to present); Managing Member, Sparta Junction, LLC (2010 to present); President and CEO, Landmark America Corporation (1988 to present)	127,417	0.3%

				SHARES BENEFICIALLY OWNED AS OF February 12, 2016
NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Edward B. Deutsch Age 69	2013	2017	Managing Partner, McElroy, Deutsch, Mulvaney & Carpenter, LLP (law firm); Director of Somerset Hills Bancorp and Somerset Hills Bank (2003 to May 31, 2013)	197,114 (f)	0.5%

Bruce D. Bohuny Age 47	2007	2018	President, Brooks Ltd. Builders, Franklin Lakes, NJ (10/1993 to present) (construction company)	75,582 (g)	0.2%

Mary Ann Deacon Age 64	1995	2018	Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (5/24/11 to present); Vice Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (1/14/10 to 5/23/2011); Secretary/Treasurer of Deacon Homes, Inc. (1980 to present) (real estate development), Sparta, NJ	395,789 (h)	1.0%

Joseph P. O’Dowd Age 70	1998	2018	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)	65,952 (i)	0.2%

Brian Flynn Age 56	2010	2018	Partner, PKF O’Connor Davies, LLP in Paramus, NJ (1990 to present); Director, TD Bank, N.A. (formerly TD Banknorth, N.A.) and TD Banknorth, Inc. and Member of Audit Committee (February 2006 to February 2007); Director and Member of Audit Committee, Hudson United Bancorp and Hudson United Bank (January 2004 to January 2006)	53,194 (j)	0.1%

Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a)	Includes 9,372 shares owned jointly by Mr. Marino and his wife; 2,511 shares held in the name of Mr. Marino’s wife; and 24,226 shares issuable upon the exercise of stock options.

(b)

Includes 34 shares owned jointly by Mr. McCracken and his wife; 4,274 shares held as custodian for his children; 74,925 shares held by REM, LLC of which Mr. McCracken is sole managing member; 10,997 shares held by Smith McCracken Funeral Home Profit Sharing Plan of which Mr. McCracken is a trustee; 14,524 shares held by the McCracken Family Trust, of which Mr. McCracken is a co-trustee; and 22,870 shares held in the Shirley McCracken Irrevocable Trust, of which Mr. McCracken is a Trustee.

(c)

Includes 183,981 shares owned jointly by Mr. Shara and his wife; 1,904 shares held as custodian for his son; 752 shares held by a family partnership of which Mr. Shara and his wife are general partners or trustees; and 5,072 shares subject to restricted stock awards that have not yet vested. These 5,072 shares vest as follows: 2,056 shares on January 30, 2017, and 3,016 shares on February 1, 2018. All of these restricted shares may be voted, unless forfeited. Excludes 47,834 shares subject to RSUs that have not yet vested. For each year during the RSUs’ three-year performance period, one-third of the RSUs will be earned if the Company has Net Income Available to Common Stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The RSUs, to the extent earned, will vest if Mr. Shara remains employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the performance period. However, the RSUs, to the extent earned, will also become vested if Mr. Shara terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. If Mr. Shara terminates employment after attaining age 55 and completing at least ten years of service, then 50% of the RSUs, to the extent earned, will vest. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

(d)

Includes 47,823 shares held by Mr. Tilton’s wife; 5,014 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; and 41,443 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary.

(e)

Includes 53,785 shares owned by Mr. Fredericks’ wife; 47,550 shares held by Mark J. Fredericks as custodian for his children; 42,136 shares held by Mark J. Fredericks as Trustee of the Keil Oil Employee Profit Sharing Plan; 27,015 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; and 23,515 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President. Includes 196,000 shares pledged as security for loan obligations.

(f)

Includes 44,842 shares held by the Edward B. Deutsch Holding Trust; 2,782 shares held in the name of Mr. Deutsch’s wife; 58,746 shares held by the Nancy Deutsch 2014 Irrevocable Trust; and 24,226 shares issuable upon the exercise of stock options

(g)

Includes 10,805 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 527 shares held by Mr. Bohuny’s wife; 1,681 shares held by Mr. Bohuny as custodian for his children; and 30,387 shares issuable upon the exercise of stock options. Includes 7,499 shares pledged as security for loan obligations.

(h)

Includes 18,935 shares held in the name of Mary Ann Deacon’s husband; 260,334 shares held in the name of the Philip Deacon Limited Partnership; and 96,177 shares held by the Deacon Homes, Inc. Profit Sharing Plan of which Ms. Deacon is a trustee.

(i)	Includes 63,431 shares owned jointly by Mr. O’Dowd and his wife.
(j)	Includes 28,940 shares issuable upon the exercise of stock options.

Stock Ownership Guidelines for Directors; Adoption of Prospective Anti-Pledging Policy

Although Lakeland’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, during 2010, the Board adopted Corporate Guidelines which established a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland Common Stock equal to approximately five times (5x) the director annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal, and has determined that all directors have attained the prescribed goal.

In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland Common Stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound.

Board Qualifications

The Company’s Board does not have a formal policy of considering diversity in identifying potential director candidates. However, since the Board believes that its membership should broadly reflect the banking community served by Lakeland, it has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service. See “Nominating and Corporate Governance Committee Matters-Qualifications” and the charter of such committee for a description of the qualifications the Company’s directors must possess.

The Board considered the following attributes of its nominees and other directors in determining that each is qualified to serve as a director of the Company:

Mr. Marino joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. He had previously served as a director of Somerset Hills Bancorp and Somerset Hills Bank. He is a Partner of CohnReznick LLP, which is headquartered in New York and among the 11 largest accounting and consulting firms in the United States. Mr. Marino brings his more than 40 years of experience as a CPA to the Lakeland Board. Mr. Marino has expertise in the areas of real estate, construction, private companies and publicly traded companies. His membership in professional associations and his advisory roles in local community service organizations and foundations further enable him to make valuable contributions to the Board.

Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities (including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and on the Atlantic Health System Board, as well as on the boards of other local organizations) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the

Federal Reserve Bank of New York’s Community Institutions Advisory Counsel, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

Mr. Tilton’s extensive and diverse experience in the financial markets and knowledge of financial instruments, including his current positions as Chairman and Chief Executive Officer of Tilton Securities, LLC, led the Board to conclude that this individual should serve as a director of Lakeland. This experience also includes serving as Chairman of GovPx, a company organized by dealers and brokers in 1990, which provides financial prices on all U.S. Treasury securities, including MBS securities, playing a significant role in establishing a clearing house for all government securities trading globally, his expertise on interest rates and derivative products and his involvement in establishing various federal funds markets between 1967 and 1985. Additionally, Mr. Tilton serves as president of Tilton Automotive Group, which consists of two automotive dealerships in northern New Jersey.

Mr. Inserra joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Pascack Bancorp, Inc. and Pascack Community Bank on January 7, 2016. He had previously served as a director of Pascack Bancorp, Inc. and Pascack Community Bank. Mr. Inserra is Chairman of the Board and CEO of Inserra Supermarkets, Inc., a family owned business founded in 1954 and one of the largest supermarket chains in the metropolitan area, which owns and operates 22 ShopRite stores throughout New Jersey and New York. Mr. Inserra also holds a number of leadership positions, both professionally and philanthropically, including board member and treasurer of Wakefern Food Corporation. In 2013, he was named Chairman of the Board of Governors at Hackensack University Medical Center (HUMC) after serving as first Vice Chairman and Chairman of the Human Resources Committee at HUMC. Mr. Inserra received a Bachelor of Science in business and economics from Lehigh University. Mr. Inserra’s business experience, philanthropic endeavors and knowledge of Pascack Bancorp’s markets led the Board to believe that this individual should serve as a director of Lakeland.

Mr. Fredericks’ experience in business, banking and real estate, as well as his extensive knowledge of the communities in which Lakeland operates, has led the Board to conclude that this individual should serve as a director of Lakeland. Mr. Fredericks’ knowledge of banking comes from his 22 year tenure as a director of Lakeland, where he has served on several committees during this time. Mr. Fredericks owns and operates three businesses in Lakeland’s markets: he is the president and CEO of Fredericks Fuel and Heating Services, as well as president of Keil Oil Inc. and F&B Trucking Inc. He also is the managing partner of several real estate partnerships in the area. Mr. Fredericks is a lifetime resident and active participant in the communities served by Lakeland, and has been a member of numerous charitable, civic and business organizations over the years. These include his prior service as Trustee of Chilton Memorial Hospital; member and past president of the West Milford Education Foundation and member and past president of the West Milford Rotary Club.

Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background (including a degree in economics from Cornell University) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Nicholson’s business experience with Eastern Propane Corporation (including his serving as president and CEO of that entity since 1988), his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson is the Past Chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

Mr. Deutsch joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. He is the founding and Managing Partner of McElroy, Deutsch, Mulvaney & Carpenter, LLP, New Jersey’s largest law firm with approximately 300 attorneys. Mr. Deutsch is a civil trial attorney, certified by the Supreme Court of New Jersey and has been a fellow of the American College of Trial Lawyers since 1992. He was the founder and Chairman of the Board of Directors of Somerset Hills Bancorp and Somerset Hills Bank. He was recently ranked number 10 on the NJBIZ Power 50 Banking List of the 50 most powerful people in N.J. banking and is consistently included on the NJBIZ Power 100 list. He also is consistently ranked by PolitickerNJ and NJBIZ as one of the top 100 most influential people doing business in New Jersey. He is also consistently listed as a top lawyer by Best Lawyers, the oldest and most highly respected peer review guide to the legal profession worldwide. Mr. Deutsch has served on a number of other boards of directors and trustees, and is active in numerous charitable endeavors.

Mr. Bohuny’s over 20 years of experience in the real estate business, particularly land development and building, and his background in the equity and fixed income markets, led the Board to conclude that this individual should serve as a director of Lakeland.

Ms. Deacon’s over 30 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies and four condominium associations. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 20 year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chairman of the Board of Lakeland and Lakeland Bank and in May 2011, she was elected Chairman of the Board of Lakeland and Lakeland Bank.

Mr. O’Dowd’s knowledge of the banking industry, gained through his service as a director of Lakeland for 18 years and for the 12 years prior to his joining Lakeland, as a director of Metropolitan State Bank, his experience and reputation in the business community and his civic service led the Board to conclude that this individual should serve as a director of Lakeland. He is president of his own advertising company, a partner in two real estate holding companies and the former owner and operator of a food manufacturing business. He is the director of the Montville Chamber of Commerce, a past president of the Montville Kiwanis Club and has served as Deputy Mayor and Chairman of the Planning Board of Montville Township.

Mr. Flynn is a Partner at PKF O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparation of financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of Lakeland’s Common Stock as of February 12, 2016 by (i) the four Named Executive Officers (as defined below under “Executive Compensation”) who are not directors of Lakeland and (ii) all current executive officers and directors of Lakeland as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. For information concerning the beneficial ownership of Lakeland’s Common Stock by directors and nominees for director, see the tables above under “Election of Directors”. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by April 12, 2016.

	Shares Beneficially Owned as of February 12, 2016
Shareholder	Number	Percent
Joseph F. Hurley	22,648 (A)	0.1%
Robert A. Vandenbergh	109,351 (B)	0.3%
Stewart E. McClure, Jr.	153,485 (C)	0.4%
Ronald E. Schwarz	36,278 (D)	0.1%

All current executive officers and directors as a group (21 persons)	3,027,600 (E)	7.3%

(A) Includes 1,576 shares subject to restricted stock awards that have not yet vested. The 1,576 shares of restricted stock vest as follows: 871 shares vest on January 30, 2017 and 705 shares vest on February 1, 2018. All of these restricted shares may be voted, unless forfeited. Excludes 17,363 shares subject to restricted stock units, or RSUs, that have not yet vested. See the paragraph below the footnotes for a description of these RSUs.

(B) Includes 8,271 shares held jointly with his wife and 21,220 shares which have been allocated to Mr. Vandenbergh in the National Bank of Sussex County and Affiliated Subsidiaries Employee Stock Ownership Plan (the “ESOP”). Also includes 2,754 shares subject to restricted stock awards that have not yet vested. The 2,754 shares underlying Mr. Vandenbergh’s restricted stock awards vest as follows: 1,153 shares vest on January 30, 2017 and 1,601 shares vest on February 1, 2018. All of these restricted shares may be voted, unless forfeited. Excludes 20,714 shares subject to RSUs that have not yet vested. See the paragraph below the footnotes for a description of these RSUs.

(C) Includes an aggregate 40,642 shares issuable upon the exercise of stock options which Lakeland assumed upon the acquisition of Somerset Hills Bancorp. Excludes 16,442 shares subject to RSUs that have not yet vested. See the paragraph below the footnotes for a description of these RSUs.

(D) Includes 1,180 shares subject to restricted stock awards that have not yet vested. The 1,180 shares underlying Mr. Schwarz’s restricted stock awards vest as follows: 646 shares vest on January 30, 2017 and 534 shares vest on February 1, 2018. All of these restricted shares may be voted, unless forfeited. Excludes 12,069 shares subject to RSUs that have not yet vested. See the paragraph below the footnotes for a description of these RSUs.

(E) Includes an aggregate of 148,421 shares issuable upon the exercise of stock options, 15,030 shares subject to restricted stock awards that have not yet vested and 21,221 shares which have been allocated under the ESOP. Excludes an aggregate of 150,692 shares subject to RSUs that have not yet vested.

The following description applies to all of the RSUs referred to in the preceding footnotes. For each year during the RSUs’ three-year performance period, one-third of the RSUs will be earned if the Company has Net Income Available to Common Stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The RSUs, to the extent earned, will vest if the Named Executive Officer remains employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the performance period. However, the RSUs, to the extent earned, will also become vested if the Named Executive Officer terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. If the Named Executive Officer terminates employment after attaining age 55 and completing at least ten years of service, then 50% of the RSUs, to the extent earned, will vest. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Stock Ownership Guidelines for Executive Officers

During 2010, the Board, through the Compensation Committee, adopted executive officer stock ownership guidelines which established certain goals that current executive officers own or otherwise control, at a minimum, the following number of shares or share equivalents (such as RSUs) of Company stock within the next three years: for the President and Chief Executive Officer, 100,000 shares; for Senior Executive Vice Presidents, 50,000 shares; and for Executive Vice Presidents, 25,000 shares. New executive officers would be expected to attain the prescribed goals within three years from the date of promotion or joining Lakeland. The Compensation Committee periodically reviews these stock ownership goals, and has determined that as of the date of this proxy statement, all executive officers are in compliance with the prescribed guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2015, all filing requirements applicable to its directors and officers were satisfied on a timely basis except that Bruce D. Bohuny, a director, reported late a purchase of 300 shares in May 2015 and a purchase of 500 shares in December 2015, and Mark J. Fredericks, a director, reported late a purchase of 600 shares in November 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our named executive officers, or NEOs. For 2015, our NEOs were:

Name	Title
Thomas J. Shara	President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank

Joseph F. Hurley	Executive Vice President and Chief Financial Officer of Lakeland Bancorp and Lakeland Bank

Robert A. Vandenbergh	Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Regional President of Lakeland Bank

Stewart E. McClure, Jr.	Senior Executive Vice President of Lakeland Bancorp and Regional President of Lakeland Bank

Ronald E. Schwarz

Executive Vice President and Chief Retail Officer of Lakeland Bancorp and Lakeland Bank (Mr. Schwarz was promoted to Senior Executive Vice President and Chief Revenue Officer effective January 1, 2016.)

This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

Lakeland completed another successful year in 2015. Our net income for the year was at a record level, and our loans increased 12% from December 31, 2014 to December 31, 2015. By adding new lending teams and establishing two loan production offices, we expanded geographically within New Jersey while entering New York State for the first time.

Financial highlights include:

•

Net income for the year ended December 31, 2015 was $32.5 million, or $0.85 per diluted share, compared to $31.1 million, or $0.82 per diluted share, for 2014. Excluding the impact of $1.6 million in non-routine transactions, including $1.2 million of expenses related to the merger with Pascack Bancorp, Inc., net income for the year ended December 31, 2015 would have been $33.8 million or $0.88 per diluted share.

•

At December 31, 2015, loans totaled $2.97 billion, an increase of $114.2 million, or 4%, from September 30, 2015, and $312.3 million, or 12%, compared to December 31, 2014. The overall increase was primarily due to an increase in commercial real estate loans of $285.9 million, or 18%, and commercial, industrial and other loans of $68.8 million, or 29%.

•	The provision for loan and lease losses was $1.9 million for 2015, compared to $5.9 million for 2014.

•	Net charge-offs were $1.8 million (0.06% of average loans) for 2015, compared to $5.0 million (0.19% of average loans) for 2014.

•

Due to margin compression in the industry, the Company’s net interest margin was 3.47% for 2015, compared to 3.64% for 2014. However, we maintained higher margins than our peers, achieving a 67th percentile ranking compared to our peer group. See “Competitive Benchmarking and Peer Groups” below for a listing of our peers.

Key NEO Compensation Decisions

Our compensation decisions for 2015 reflected our strong performance during the year. Our annual and long-term incentive plans are designed to bring award opportunities more in line with market practice while enhancing the link between compensation and corporate, as well as individual, performance.

•	Salaries: For each of our NEOs, base salaries increased 2.7% to 3.2% in recognition of our solid performance in 2015 and general market movement in executive compensation.

•

Cash Incentives:    The Company generally performed above targeted performance levels in 2015 and achieved its performance triggers relating to asset quality and capital levels. In addition, our NEOs achieved a majority of their individual goals at or above target performance level. As a result, cash incentive payouts under our 2015 Annual Incentive Plan were above target for each of our NEOs, ranging from 107% to 110% of target.

•

Long-Term Incentives for 2014 performance:    We granted restricted stock units to our NEOs in February 2015 based on Company and individual performance in 2014. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit awards ranged from 98% to 103% of target.

•

Long-Term Incentives for 2015 performance:    We granted restricted stock units to our NEOs in February 2016 based on Company and individual performance in 2015. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit awards were made at 100% of target.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2015 annual shareholders meeting. Shareholders overwhelmingly approved the compensation of the executives, with 95% of shareholder votes cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2015 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2015 executive compensation:

•	Reviewed and approved base salary increases
•	Reviewed and approved the 2015 Executive Incentive Plan
•	Reviewed and approved cash incentive payments for NEOs for 2015 performance
•	Reviewed and approved equity awards granted in 2015 to NEOs for 2014 performance
•	Reviewed the compensation peer group
•	Reviewed contractual arrangements for NEOs
•	Reviewed stock ownership requirements of NEOs
•	Reviewed the Company’s compensation philosophy
•	Reviewed and approved equity awards granted in 2016 to NEOs for 2015 performance

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters. In 2015, the Committee retained McLagan, an Aon Hewitt company, to provide independent executive compensation advice and market compensation information. Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.

During 2015, McLagan assisted the Compensation Committee with the following:

•	Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations

•	Reviewed the competitiveness of the CEO’s salary as compared to that of the customized peer group
•	Assisted the Committee in its review and audit of 2015 performance plan calculations
•

Assisted the Committee in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this CD&A and associated tables and disclosures included herein by reference

The Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2015 executive compensation program and when submitting its own recommendations to the Board on these matters.

In 2015, the Committee reviewed its relationship with McLagan. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by McLagan. In addition, the Committee has assessed the independence of McLagan, as required under Nasdaq listing rules.

Role of Management

The CEO and COO assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2015, the CEO and COO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Committee discussed the CEO’s recommendations with him but made final deliberations in executive session, without any members of management present.

Competitive Benchmarking and Peer Groups

While the Compensation Committee did not undertake a formal benchmarking analysis in 2015, it believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. In 2015, the Compensation Committee undertook a scaled review of executive compensation, focusing on the CEO and CFO positions. A complete analysis was completed in 2012.

The Committee considered companies with the following criteria in determining its peers:

•	Total assets between $2.4 billion and $8 billion
•	Located in Connecticut, Delaware, Maryland, New Jersey, New York, or Pennsylvania
•	Positive ROAA
•	More than 10 branches
•	Commercial Loans representing between 36% and 86.5% of total loans
•	No TARP participants

The companies included in the 2015 peer group are:

Peer	State	Ticker	Peer	State	Ticker
Beneficial Bancorp	PA	BNCL	Northfield Bancorp	NJ	NFBK
Bryn Mawr Bank Corp	PA	BMTC	OceanFirst Financial Corp.	NJ	OCFC
ConnectOne Bancorp	NJ	CNOB	Peapack-Gladstone Financial	NJ	PGC
Financial Institutions	NY	FISI	Provident Financial Services	NJ	PFS
First Commonwealth Fin	PA	FCF	S&T Bancorp Inc.	PA	STBA
First Connecticut Bancorp	CT	FBNK	Sandy Spring Bancorp Inc.	MD	SASR
First of Long Island Corp	NY	FLIC	Tompkins Financial Corp.	NY	TMP
Flushing Financial Corp	NY	FFIC	United Financial Bancorp	CT	UBNK
Kearny Financial Corp	NJ	KRNY	Univest Corp. of Pennsylvania	PA	UVSP
Metro Bancorp	PA	METR	WSFS Financial Corp.	DE	WSFS
NBT Bancorp	NY	NBTB

Performance Comparison to Market

Lakeland performed well in 2015 compared to our peer group. The table below illustrates that our performance was generally better than the median of the peer group in 2015 on key banking industry performance measures.

Performance Measure	LBAI	Peer Group Median	LBAI to Peers (Percentile Rank)
Total Assets ($000)	3,869,550	4,405,046	44%
Net Income ($000)	32,481	28,337	52%
Core ROAA (%)[1]	0.93	0.89	55%
Net Interest Margin (%)	3.47	3.25	67%
Non-Performing Assets / Total Assets (%)[2]	0.61	0.53	29%

[1]

Core ROAA for Lakeland excludes non-routine transactions, consisting of debt prepayment charges, gain on debt extinguishment, associated gain on sale of investment securities and expenses related to the merger with Pascack Bancorp, Inc.

[2]	NPA calculation excludes restructured loans

The following 5-Year TSR Comparison graph indicates that our strong performance on the key operating metrics described above has not translated into shareholder return over the last five years. We continue to emphasize equity compensation as a means of aligning the interests of our named executive officers with those of our shareholders. Approximately 25% of our long-term incentive plan continues to be based on Total Shareholder Return.

Discussion of Executive Compensation Components

The following table outlines the major elements of 2015 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value

Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.

The majority of incentives are based on a Company profitability goal and three profitability goals relative to peers, while a portion of the incentives is tied to individual goals.

Incentives for all executives are conditioned on additional performance triggers that help ensure Company remains positioned to perform over the long-term.

			Performance Based	Short-Term

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting

Grant values are based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.

Resulting awards are designed to maintain a link to the long-term interests of shareholders and emphasize long-term demonstrated financial performance through a tie to the Company’s stock price and dividend payments.

			Performance Based	Long-Term
Supplemental Executive Retirement Plan	Provides market-competitive income security into retirement while creating a retention incentive through multi-year vesting	--	Fixed	Long-Term
Other Compensation	Dividends on restricted stock and dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividends on restricted stock and dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organizations, but always bases final determinations on the qualifications, experience and performance of the individual executives and value of the position to the organization.

After reviewing certain market salary information provided by McLagan and noting the performance of the Company and individual executives, the Committee determined to increase salaries by 2.7% to 3.2% for 2015 for all NEOs. 2015 annual salary rates for our NEOs are shown in the table below.

Name	Title	2014 Salary	2015 Salary	% Change
Thomas Shara	President & CEO	630,000	650,000	3.2%
Joseph Hurley	EVP, Chief Financial Officer	294,850	302,950	2.7%
Robert Vandenbergh	Sr. EVP, Chief Operating Officer	351,750	361,750	2.8%
Stewart E. McClure, Jr.	Sr. EVP	329,600	338,650	2.7%
Ronald Schwarz	EVP, Chief Retail Officer	260,000	268,000	3.1%

2015 Incentive Compensation Program

Our 2015 incentive compensation program for our NEOs consisted of two distinct parts, which we call our 2015 Annual Incentive Plan and our 2015 Long-Term Incentive Plan.

2015 Annual Incentive Plan

Our 2015 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash, and were contingent on performance in the following areas:

•	Corporate financial performance relative to budgeted amounts;
•	Corporate financial performance relative to peers; and
•	Individual performance relative to pre-established goals

AIP Award Opportunities

The table below shows the cash incentive award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards.

	Cash Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate (Absolute)	Corporate (Peer)	Individual
Thomas Shara	12.25%	24.5%	36.75%	60%	30%	10%
Joseph Hurley	14.63%	29.25%	43.88%	60%	30%	10%
Robert Vandenbergh	14.63%	29.25%	43.88%	60%	30%	10%
Stewart E. McClure, Jr.	14.63%	29.25%	43.88%	55%	10%	35%
Ronald Schwarz	13.75%	27.5%	41.25%	55%	10%	35%

AIP Corporate Performance Objectives

The following table depicts our 2015 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Performance Goals	Threshold	Target	Max	Actual
Corporate Goal
Pre-Tax Net Income ($M)	42.646	50.172	57.698	50.210
Peer Group Comparison
Net Interest Margin (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	67th Percentile
Efficiency Ratio (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	76th Percentile
Core ROAA[3] (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	55th Percentile

For any of the performance measures shown above, performance below threshold will result in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

[3]

Core Return on Average Assets is calculated for Lakeland and peers using a standard definition from SNL, which excludes from the calculation the after-tax impact of extraordinary one-time items, income attributable to controlling interests, securities gain and losses, nonrecurring revenues and expenses, and intangibles and goodwill. For Lakeland, the figure excludes debt prepayment charges, gain on debt extinguishment, associated gain on sale of investment securities and expenses related to the merger with Pascack Bancorp, Inc.

In addition to the performance goals listed in the previous tables, the following performance triggers needed to be met as of December 31, 2015 in order for any incentive payments to be made under the plan:

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5%	8.70%
Tier 1 Capital Ratio	6%	10.53%
Total Risk-Based Capital Ratio	10%	11.61%
Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets[4]	2%	0.61%

Each of the performance triggers listed above was satisfied as of December 31, 2015.

AIP Individual Performance Objectives

Each of our NEOs had three to four individual performance objectives that impacted the calculation of their annual incentive awards for 2015. The Compensation Committee considered strategic leadership roles, each executive’s scope of responsibility and significant upcoming corporate or line of business initiatives in establishing specific performance criteria for each of the NEOs. Examples of these performance criteria include work in connection with the acquisition of Pascack Bancorp, Inc. (which closed on January 7, 2016), loan and deposit growth, investor relations activities, and cost savings targets. In early 2016, the Committee subjectively evaluated each NEO’s achievements regarding their unique performance criteria and assigned each performance measure a score on a range from a threshold of 85 to a maximum of 115. Target achievement received a score of 100. The individual performance score was one of the components considered in calculating the amount of each NEO’s award. Goals were weighted as previously described.

The average individual performance scores for each of our NEOs were as follows:

Name	Avg. Performance Score
Thomas Shara	100
Joseph Hurley	100
Robert Vandenbergh	100
Stewart E. McClure, Jr.	100
Ronald Schwarz	103

AIP Awards for 2015

In February 2016, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2015. The CEO (or the Compensation Committee in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2015 for each executive.

The following cash payments under the 2015 AIP were made upon approval by the Compensation Committee:

Name	2015 AIP Award	AIP Award as % of Target
Thomas Shara	$174,461	110%
Joseph Hurley	97,077	110%
Robert Vandenbergh	115,918	110%
Stewart E. McClure, Jr.	105,598	107%
Ronald Schwarz	79,797	108%

[4]	NPA calculation excludes restructured loans.

2014 Long-Term Incentive Plan (LTIP) Awards Made in 2015

2014 LTIP Opportunities

Each of our NEOs had the opportunity to earn long-term incentive compensation based on 2014 performance under the 2014 Long-Term Incentive Plan. All awards earned were payable in restricted stock units, or RSUs. Note that, due to SEC reporting rules, the amount of any restricted stock units granted in 2015 based on 2014 performance is reported in the Summary Compensation Table as 2015 compensation.

The following table shows the LTIP opportunity for our NEOs, as well as the weightings on the formulaic and discretionary evaluations used to calculate the awards.

		Total Incentive Award Opportunity as % of Salary			Goal Weighting
Name	2014 Salary	Threshold	Target	Maximum	Corporate	Discretion
Thomas Shara	630,000	16.9%	39%	58.5%	50%	50%
Joseph Hurley	293,527	13.2%	30.25%	44.0%	50%	50%
Robert Vandenbergh	350,173	13.2%	30.25%	44.0%	50%	50%
Stewart E. McClure, Jr.	328,123	13.2%	30.25%	44.0%	50%	50%
Ronald Schwarz	258,731	10.0%	22.5%	35.0%	50%	50%

2014 LTIP Performance Objectives

The table below depicts our 2014 performance objectives and performance results for the two measures utilized in the 2014 LTIP:

Long-Term Performance Goals	Threshold	Target	Max	Actual
Corporate Goals
Reported ROAA (%)	0.78	0.92	1.06	0.92
1-Year Relative TSR (Peer Comparison)	2.48	7.61	15.34	2.22

Based on the results shown above, our ROAA performance resulted in an award at target for that portion of the plan, while our one-year TSR compared to our peers was below the threshold performance level of the 35th percentile and resulted in no award.

2014 LTIP Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2014, the Committee took into consideration Lakeland’s solid overall financial performance in 2014.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of restricted stock units available to him under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEOs strong performance in 2014.

Equity Awards for 2014

The following restricted stock unit awards (RSUs) were granted in February 2015 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas Shara	5,559	61,425	16,676	184,275	245,700	100
Joseph Hurley	2,018	22,298	5,870	64,867	87,165	98
Robert Vandenbergh	2,407	26,601	7,003	77,385	103,986	98
Stewart E. McClure, Jr.	2,256	24,926	6,562	72,512	97,438	98
Ronald Schwarz	1,324	14,625	4,118	45,500	60,125	103

The restricted stock units granted to each NEO will vest 100% on the third anniversary of the grant date, provided that Lakeland has achieved pre-established performance metrics over a three year period and the executive remains employed by the Company. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. If the NEO terminates employment after attaining age 55 and completing at least ten years of service, then 50% of the RSUs, to the extent earned, will vest. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

2015 LTIP Opportunities

As mentioned above, we also maintained our 2015 Long-Term Incentive Plan (LTIP) for awards granted in early 2016 based on 2015 performance. The purposes of the LTIP are: 1) to provide award opportunities to our executives that are close to market-competitive levels; and 2) to provide more formal structure to the performance conditions associated with the awards. The Compensation Committee believes that formalizing the connection between corporate performance and award payouts for a portion of our long-term incentive awards provides concrete, measurable objectives for our executives to strive for, and ultimately will help motivate long-term value creation for our shareholders.

Awards under the 2015 LTIP were conditioned on three elements:

•	Lakeland’s ROAA (reported Return on Average Assets) in 2015 relative to our budgeted expectations
•	Lakeland’s total shareholder return (TSR) in 2015 relative to the peer group
•	The Committee’s discretionary assessment of corporate and individual performance in 2015

LTIP Award Opportunities

The table below shows the LTIP award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting

Name	Threshold	Target	Maximum	Corporate	Discretion
Thomas Shara	22.75%	45.5%	68.25%	50%	50%
Joseph Hurley	17.88%	35.75%	53.63%	50%	50%
Robert Vandenbergh	17.88%	35.75%	53.63%	50%	50%
Stewart E. McClure, Jr.	17.88%	35.75%	53.63%	50%	50%
Ronald Schwarz	13.75%	27.5%	41.25%	50%	50%

LTIP Performance Objectives

The table below depicts our 2015 performance objectives and performance results for the two measures utilized in the 2015 LTIP.

Long-Term Performance Goals	Threshold	Target	Max	Actual
Corporate Goals
Reported ROAA (%)	0.79	0.93	1.07	0.93[5]
1-Year Relative TSR (Peer Comparison)	7.40	9.60	15.42	3.72

Based on the results shown above, our ROAA performance resulted in an award at target for that portion of the plan, while our one-year TSR compared to our peers was below the threshold performance level of the 35th percentile and resulted in no award.

Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for each of our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2015, the Committee took into consideration Lakeland’s solid overall financial performance in 2015, as previously described.

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of shares available to such NEO under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEOs’ strong performance in 2015.

[5]

The ROAA figure shown for Lakeland excludes non-routine transactions, consisting of debt prepayment charges, gain on debt extinguishment, associated gain on sale of investment securities and expenses related to the merger with Pascack Bancorp, Inc.

Equity Awards for 2015

The following restricted stock unit awards (RSUs), which will be reported in our 2017 proxy statement as 2016 compensation, were granted in February 2016 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas Shara	7,379	73,938	22,136	221,813	295,750	100%
Joseph Hurley	2,702	27,076	8,106	81,228	108,305	100%
Robert Vandenbergh	3,227	32,331	9,680	96,994	129,326	100%
Stewart E. McClure, Jr.	3,021	30,267	9,062	90,801	121,067	100%
Ronald Schwarz	1,839	18,425	5,516	55,275	73,700	100%

The restricted stock units granted to each NEO will vest 100% on the third anniversary of the grant date, provided that Lakeland has achieved pre-established performance metrics over a three year period and the executive remains employed by the Company. The RSUs, to the extent earned, will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. If the NEO terminates employment after attaining age 55 and completing at least ten years of service, then 50% of the RSUs, to the extent earned, will vest. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into Supplemental Executive Retirement Plan Agreements with Mr. Shara, Mr. McClure and Mr. Vandenbergh. See “Employment Agreements and Other Arrangements with Executive Officers.”

Employment and Other Agreements

Our agreements with the Named Executive Officers are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, the cash component of our AIP, stock options and certain restricted stock and restricted stock units granted under our Equity Compensation Program are intended to not be subject to the limitations of Section 162(m).

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. However, the Company may from time to time pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2015, 2014 and 2013, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Joseph F. Hurley, our Chief Financial Officer, and our three other most highly compensated executive officers for 2015. We refer to the executive officers named in this table as the “Named Executive Officers.” None of the Named Executive Officers received option awards during the years presented in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Shara, President and Chief Executive Officer of Lakeland Bancorp and CEO of Lakeland Bank	2015 2014 2013		650,000 630,000 600,000	-- -- --	245,700 272,813 281,359	174,461 146,906 96,220	133,676 137,841 102,047	42,790 38,981 37,505	1,246,627 1,226,541 1,117,131
Joseph F. Hurley, Executive Vice President and Chief Financial Officer of Lakeland Bancorp and Lakeland Bank	2015 2014 2013		301,704 293,527 284,981	-- -- --	87,165 100,978 65,738	97,077 80,300 56,763	-- -- --	32,272 26,792 28,454	518,218 501,597 435,935
Robert A. Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Regional President of Lakeland Bank	2015 2014 2013		360,212 350,173 340,039	-- -- --	103,980 120,468 149,308	115,918 95,796 69,213	109,756 116,397 91,941	36,862 36,439 36,031	726,728 719,273 686,532
Stewart E. McClure, Jr. Senior Executive Vice President of Lakeland Bancorp and Regional President of Lakeland Bank	2015 2014 2013	*	337,258 328,123 184,616	-- -- --	97,438 81,250 --	105,598 79,020 43,750	615,270 95,574 45,269	29,417 23,358 11,329	1,184,981 607,325 239,695
Ronald E. Schwarz** Executive Vice President and Chief Retail Officer of Lakeland Bancorp and Lakeland Bank	2015 2014 2013		266,769 258,731 250,250	-- -- --	60,125 70,648 49,703	79,797 61,817 48,115	169 -- --	28,918 27,162 27,878	435,778 418,358 375,947

*

Mr. McClure joined Lakeland upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. He had previously served as President and CEO of Somerset Hills Bancorp and Somerset Hills Bank.

**	Mr. Schwarz was promoted to Senior Executive Vice President and Chief Revenue Officer effective January 1, 2016.

In the table above:

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards in the table for each year were based on the prior year’s performance. See the “Compensation Discussion and Analysis” for a description of restricted stock units granted in February 2016 based on 2015 performance. These restricted stock units vest over a three year period based on continued service and the satisfaction of specified performance goals.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Mr. Shara’s, Mr. Vandenbergh’s and Mr. McClure’s accumulated benefits for 2015 under their respective Supplemental Executive Retirement Plans and, with respect to Mr. Shara and Mr. Schwarz, above-market or preferential earnings (in accordance SEC rules, the amount of interest in excess of 120% of the applicable federal rate, with compounding, is deemed to be above-market or preferential) of $6,134 and $169, respectively, on deferred compensation that is not tax-qualified. See “Deferred Compensation.”

“All Other Compensation” for 2015 includes the following:

•

For Mr. Shara, $5,450 for the use of an automobile, $2,064 for premiums for group term life insurance for Mr. Shara’s benefit, $21,037 for cash dividends paid on restricted stock and restricted stock units, $6,289 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Shara, and a contribution of $7,950 to the Company’s 401(k) Plan on behalf of Mr. Shara to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Shara to that Plan;

•

For Mr. Hurley, $5,760 for the use of an automobile, $6,096 for premiums for group term life insurance for Mr. Hurley’s benefit, $7,048 for cash dividends paid on restricted stock and restricted stock units, $6,406 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Hurley, and a contribution of $6,962 to the Company’s 401(k) Plan on behalf of Mr. Hurley to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Hurley to that Plan;

•

For Mr. Vandenbergh, $7,642 for the use of an automobile, $4,845 for premiums for group term life insurance for Mr. Vandenbergh’s benefit, $9,885 for cash dividends paid on restricted stock and restricted stock units, $6,540 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Vandenbergh, and a contribution of $7,950 to the Company’s 401(k) Plan on behalf of Mr. Vandenbergh to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Vandenbergh to that Plan;

•

For Mr. McClure, $4,041 for the use of an automobile, $6,271 for premiums for group term life insurance for Mr. McClure’s benefit, $4,765 for cash dividends paid on restricted stock units, $6,390 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. McClure, and a contribution of $7,950 to the Company’s 401(k) Plan on behalf of Mr. McClure to match a pre-tax deferral contribution (included under “Salary”) made by Mr. McClure to that Plan; and

•

For Mr. Schwarz, $6,508 for the use of an automobile, $3,168 for premiums for group term life insurance for Mr. Schwarz’s benefit, $5,011 for cash dividends paid on restricted stock and restricted stock units, $6,281 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Schwarz, and a contribution of $7,950 to the Company’s 401(k) Plan on behalf of Mr. Schwarz to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Schwarz to that Plan.

The Company has a Profit Sharing Plan for all eligible employees. The Company’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis for years of service and salary, with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by the Company on behalf of the Named Executive Officers are included in the table above under “All Other Compensation.”

Grant of Plan Based Awards

During 2015, the only equity incentive plan awards to our Named Executive Officers were restricted stock units, sometimes referred to as “RSUs”, granted in February 2015 based on 2014 performance. The information in the table below under columns (b), (i) and (l) pertain to these grants. The Named Executive Officers did not receive option awards in 2015. Our Named Executive Officers earned non-equity incentive plan awards for 2015 in the form of cash. These cash payments were made in February 2016 and, in accordance with SEC rules, are included in the Summary Compensation Table under “Non-equity Incentive Plan Compensation” for 2015. The information in the table below under columns (c), (d) and (e) pertain to these cash incentive awards. The amounts in the columns under Estimated Possible Payouts Under Equity Incentive Plan Awards are denominated in dollars, although the applicable payouts were made in grants of RSUs under the Company’s 2009 Equity Compensation Program. For a description of the Company’s 2015 incentive compensation plan, including the various performance targets, and the payouts that were made, see the “Compensation Discussion and Analysis.”

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Thomas J. Shara	2/25/2015	79,625	159,250	238,875	106,470	245,700	368,550	22,235	245,700
Joseph F. Hurley	2/25/2015	44,306	88,613	132,919	38,920	89,192	129,734	7,888	87,165
Robert A. Vandenbergh	2/25/2015	52,906	105,812	158,718	46,431	106,404	154,770	9,410	103,980
Stewart E. McClure, Jr.	2/25/2015	49,528	99,055	148,583	43,507	99,704	145,024	8,818	97,438
Ronald E. Schwarz	2/25/2015	36,850	73,700	110,550	26,000	58,500	91,000	5,441	60,125

Outstanding Equity Awards at December 31, 2015

The following table sets forth, for each of the Named Executive Officers, information regarding (i) option awards and (ii) restricted stock awards and RSUs outstanding at December 31, 2015. As of that date, all stock options held by the Named Executive Officers were exercisable. The vesting dates applicable to each stock award and RSU that was not vested on December 31, 2015 are described following the table. At December 31, 2015, the Named Executive Officers did not hold any other equity awards.

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non- Exercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Thomas J. Shara	--	--	--	--	68,802	811,176
Joseph F. Hurley	--	--	--	--	23,149	272,927
Robert A. Vandenbergh	--	--	--	--	32,093	378,376
Stewart E. McClure, Jr.	4,846 13,188 12,560 10,048	-- -- -- --	9.20 5.99 7.83 6.25	5/23/2017 2/1/2020 2/2/2021 10/25/2021	16,442	193,851
Ronald E. Schwarz	--	--	--	--	16,422	193,615

In the table above, we are disclosing:

•	in column (b), the number of shares of our Common Stock underlying unexercised stock options that were exercisable as of December 31, 2015;

•	in column (c), the number of shares of our Common Stock underlying unexercised stock options that were non-exercisable as of December 31, 2015;

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2015;

•	in column (g), the number of shares of our Common Stock covered by restricted stock awards and RSUs that were not vested as of December 31, 2015; and

•	in column (h), the aggregate market value as of December 31, 2015 of the stock awards and RSUs referenced in column (g).

In calculating the market values of restricted stock and RSUs in the table above, we have multiplied the closing market price of our Common Stock on the last trading day in 2015, which was $11.79, by the applicable number of shares of Common Stock underlying the Named Executive Officers’ stock awards and RSUs. The following summarizes by individual grants the total number of restricted shares and RSUs for each Named Executive Officer in column (g) (the description of the RSUs that follows the bullets below is applicable to all of the RSUs that have been granted to the Named Executive Officers):

•

Mr. Shara held 20,968 shares of restricted stock at December 31, 2015, which vest as follows: 2,331 shares vest on January 25, 2016, 13,565 shares vest on February 1, 2016, 2,056 shares vest on January 30, 2017 and 3,016 shares vest on February 1, 2018. Mr. Shara also held 47,834 performance-based RSUs at December 31, 2015.

•

Mr. Hurley held 5,786 shares of restricted stock at December 31, 2015, which vest as follows: 1,041 shares vest on January 25, 2016, 3,169 shares vest on February 1, 2016, 871 shares vest on January 30, 2017 and 705 shares vest on February 1, 2018. Mr. Hurley also held 17,363 performance-based RSUs at December 31, 2015.

•

Mr. Vandenbergh held 11,379 shares of restricted stock at December 31, 2015, which vest as follows: 1,427 shares vest on January 25, 2016, 7,198 shares vest on February 1, 2016, 1,153 shares vest on January 30, 2017 and 1,601 shares vest on February 1, 2018. Mr. Vandenbergh also held 20,714 performance-based RSUs at December 31, 2015.

•	Mr. McClure held 16,442 performance-based RSUs at December 31, 2015.

•

Mr. Schwarz held 4,353 shares of restricted stock at December 31, 2015, which vest as follows: 777 shares vest on January 25, 2016, 2,396 shares vest on February 1, 2016, 646 shares vest on January 30, 2017 and 534 shares vest on February 1, 2018. Mr. Schwarz also held 12,069 performance-based RSUs at December 31, 2015.

For each year during the RSUs’ three-year performance period, one-third of the RSUs will be earned if the Company has Net Income Available to Common Stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The RSUs, to the extent earned, will vest if the Named Executive Officer remains employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the performance period. However, the RSUs, to the extent earned, will also become vested if the Named Executive Officer terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or the Bank, or (iii) retirement after attaining age 65 with at least five years of service. If the Named Executive Officer terminates employment after attaining age 55 and completing at least ten years of service, then 50% of the RSUs, to the extent earned, will vest. All performance-based RSUs which have not been forfeited will vest upon a change in control of the Company.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock options exercised during 2015 and stock awards vested during 2015. As indicated in the table, no stock options were exercised during 2015. The phrase “value realized on exercise” represents the difference between the market price on the date of exercise minus the exercise price, multiplied by the number of shares of Common Stock set forth in column (b). The phrase “value realized on vesting” represents the number of shares of Common Stock set forth in column (d) multiplied by the market price of our Common Stock on the date on which the Named Executive Officer’s stock award vested.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas J. Shara	--	--	22,835	250,595
Joseph F. Hurley	--	--	4,634	50,375
Robert A. Vandenbergh	--	--	5,660	61,319
Stewart E. McClure, Jr.	--	--	--	--
Ronald E. Schwarz	--	--	3,315	35,981

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas J. Shara	Supplemental Executive Retirement Plan	Not Applicable	735,036	--
Joseph F. Hurley	--	--	--	--
Robert A. Vandenbergh	Supplemental Executive Retirement Plan	Not Applicable	623,538	--
Stewart E. McClure, Jr.	Lakeland Bancorp Supplemental Executive Retirement Plan; Somerset Hills Bancorp Supplemental Executive Retirement Plan	Not Applicable Not Applicable	527,974 571,170	-- --
Ronald E. Schwarz	--	--	--	--

In the table above:

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under the Supplemental Executive Retirement Plans, calculated as of December 31, 2015; and

•	column (e) refers to the dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2015 under our pension plans.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of various agreements with the Named Executive Officers.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2015 ($) (b)	Registrant Contributions in 2015 ($) (c)	Aggregate Earnings in 2015 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2015 ($) (f)
Thomas J. Shara	112,500	181,500	8,478	--	302,478
Joseph F. Hurley	--	--	--	--	--
Robert A. Vandenbergh	--	--	0	25,846	346,948
Stewart E. McClure, Jr.	--	--	--	--	--
Ronald E. Schwarz	13,915	--	233	--	14,148

In the table above:

•

the executive contributions shown in column (b) for Mr. Shara and Mr. Schwarz relate to the Company’s Elective Deferral Plan, and the registrant contributions for Mr. Shara shown in column (c) relate to his Deferred Compensation Agreement;

•

when we refer to the term “earnings”, we are referring to the aggregate interest or other earnings accrued to the Named Executive Officer’s account during 2015 (i) under the Company’s Elective Deferral Plan ($233 for Mr. Schwarz and $1,887 for Mr. Shara) and (ii) for Mr. Shara, under his Deferred Compensation Agreement ($6,591);

•

the 0 amount included in column (d) of this table for Mr. Vandenbergh is not included in the Summary Compensation Table set forth above and, with respect to Messrs. Shara and Schwarz, in accordance with SEC rules, only the above-market or preferential earnings have been included in the Summary Compensation Table under the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “Total”;

•

the aggregate balance at December 31, 2015 in column (f) of this table for Mr. Shara is comprised of $114,387 under the Elective Deferral Plan and $188,091 under his Deferred Compensation Agreement; and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of the Elective Deferral Plan and Mr. Shara’s Deferred Compensation Agreement.

The National Bank of Sussex County (“NBSC”) entered into a salary continuation agreement during 1996 with Mr. Vandenbergh, its President, which entitled him to certain payments upon his retirement. As part of the merger of the Company and NBSC’s parent (High Point Financial Corp.) in July 1999, the Company placed in trust amounts equal to the present value of the amounts that would be owed to Mr. Vandenbergh in his retirement. This amount was $381,000. There was a net loss for 2015 of $10,374 (which is shown as “0” in the table above, in accordance with SEC rules), and the aggregate balance of the trust at December 31, 2015 was $346,948. We have no further obligation to pay additional amounts pursuant to this agreement. The $25,846 withdrawn in 2015 was used to pay the premium for additional life insurance and trustee fees for Mr. Vandenbergh.

NBSC also provided Mr. Vandenbergh with a split dollar life insurance death benefit, pursuant to which his beneficiary will receive an amount equal to three times his last salary. The one time premium for such insurance was paid prior to 2015.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options under the Company’s Amended and Restated 2000 Equity Compensation Program and the Company’s Amended and Restated 2009 Equity Compensation Program as of December 31, 2015. These plans were the Company’s only equity compensation plans in existence as of December 31, 2015. The 2009 Equity Compensation Program is the successor to the 2000 Equity Compensation Program, and no additional awards will be granted under the 2000 Equity Compensation Program. No warrants or rights may be granted, or are outstanding, under the 2000 or the 2009 Equity Compensation Programs.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	386,245	$9.16	1,616,644

Equity Compensation Plans Not Approved by Shareholders	--	--	--

TOTAL	386,245	$9.16	1,616,644

Employment Agreements and Other Arrangements with Named Executive Officers

Thomas J. Shara

Thomas J. Shara joined the Company as President and Chief Executive Officer of Lakeland and Lakeland Bank on April 2, 2008. On May 22, 2008, Lakeland, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Shara Employment Agreement”). The Shara Employment Agreement provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for a term commencing on April 2, 2008 (the “Effective Date”) and expiring on April 1, 2011 (the “Initial Term”). The Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if

Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Shara Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each annual meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each annual meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires occurring during the Term. Mr. Shara initially was appointed to the Lakeland Bank Board and the Company Board on April 2, 2008, and was nominated to stand for election at the Company’s 2008 annual meeting of shareholders for a term of two years, at which he was so elected. He was nominated and elected for a three year term at the 2010 Annual Meeting and at the 2013 Annual Meeting.

The Shara Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year and that he will participate in the executive bonus program as approved annually by the Company’s Board. Upon joining the Company on April 2, 2008, Mr. Shara received a restricted stock award of 60,000 shares, which has fully vested. The Shara Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Shara Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s restricted shares and stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Shara Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Shara Employment Agreement or under any other arrangement (other than the Shara Deferred Compensation Agreement) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after payment of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Employment Agreement. Mr. Shara also agrees in the Employment Agreement not to compete with Lakeland Bank’s business for a 12 month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

On May 22, 2008, Lakeland, Lakeland Bank and Mr. Shara executed a Supplemental Executive Retirement Plan Agreement (the “Shara SERP”). The Shara SERP provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The Shara SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The Shara SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the Shara SERP are subject to the same Gross-Up Payment provisions as are applicable under the Shara Employment Agreement.

On February 27, 2015, Lakeland, Lakeland Bank and Mr. Shara entered into a Deferred Compensation Agreement (the “Deferred Compensation Agreement”) pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually. The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Shara Employment Agreement) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Shara Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.

If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.

If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred

Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.

In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to a tax gross-up.

Amounts payable under the Shara Employment Agreement, the Shara SERP and the Shara Deferred Compensation Agreement may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Messrs. Hurley, Vandenbergh and Schwarz

Lakeland and Lakeland Bank also entered into agreements, dated March 1, 2001 and as amended by agreements dated March 10, 2003, with each of Messrs. Hurley and Vandenbergh (each, an “Executive”) providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each Executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the Executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) in the case of Mr. Hurley, June 30, 2017, and in the case of Mr. Vandenbergh, his attainment of age 65. During the contract period, each Executive is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control and bonus equal to the highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, each Executive is entitled to certain other benefits and perquisites as in effect as of the change in control. If during the contract period, an Executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Equity Compensation Program. Each Change in Control Agreement contains confidentiality and non-compete covenants in favor of Lakeland.

Amounts payable under the Change in Control Agreements with each of Messrs. Hurley and Vandenbergh are subject to a six month delay in payment, with interest, if necessary to comply with Section 409A of the Internal Revenue Code.

Lakeland and Lakeland Bank entered into a Change in Control Agreement with Mr. Schwarz, dated as of June 12, 2009, which contains provisions comparable to those contained in the Change in Control Agreements for Messrs. Hurley and Vandenbergh.

The Company entered into a Supplemental Executive Retirement Plan agreement, dated December 23, 2008, with Mr. Vandenbergh (the “Vandenbergh SERP”). The Vandenbergh SERP provides that Mr. Vandenbergh will receive a normal retirement benefit of $90,000 per year for 10 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $7,500 each. The Vandenbergh SERP further provides that if, prior to a change in control Mr. Vandenbergh resigns his employment with the Company or Lakeland Bank for Good Reason (as defined), his employment with the Company or Lakeland Bank terminates due to disability or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause (as defined), he will receive the same benefit of $90,000 per year for 10 years, payable in monthly payments of $7,500 each, commencing with the month following Mr. Vandenbergh’s 65th birthday. If Mr. Vandenbergh is employed by the Company or Lakeland Bank at the time of a change in control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Vandenbergh should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Vandenbergh should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Vandenbergh had he survived. The Vandenbergh SERP provides that Mr. Vandenbergh is not entitled to any benefit under the Vandenbergh SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a change in control. Amounts payable under the Vandenbergh SERP may be delayed in order to comply with Section 409A.

Stewart E. McClure, Jr.

Lakeland and Lakeland Bank entered into an employment agreement with Stewart E. McClure, Jr. dated as of January 28, 2013 (as amended, the “McClure Employment Agreement”), which became effective May 31, 2013 upon consummation of the merger of Somerset Hills Bancorp with and into Lakeland and the merger of Somerset Hills Bank with and into Lakeland Bank (the “Somerset Hills Merger”). The McClure Employment Agreement provides that Mr. McClure will serve as Co-President of Lakeland Bank, at an annual base salary of $320,000, subject to periodic review and increase. The term of Mr. McClure’s employment extends to November 17, 2016, and is not subject to further renewal or extension. The McClure Employment Agreement provides that Mr. McClure will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by our Chief Executive Officer and which are generally made available to executive officers of Lakeland and Lakeland Bank, to the extent permissible under the general terms and provisions of such plans or programs.

The McClure Employment Agreement provides that if Mr. McClure’s employment is involuntarily terminated without Cause (as contractually defined) or if Mr. McClure resigns for Good Reason (as contractually defined) during the initial two year term (other than in connection with a Change in Control, as contractually defined), he will be entitled to receive, as severance (i) an amount payable over 12 months equal to the excess of (x) 1.5 times his base salary, over (y) $167,500 (the “Somerset Carryover Severance Amount”), and (ii) a lump sum payment equal to the Somerset Carryover Severance Amount. The Somerset Carryover Severance Amount is an amount that would have been payable to Mr. McClure under his employment agreement with Somerset Hills Bancorp and Somerset Hills Bank in the event of an involuntary termination of employment following a Change in Control. If Mr. McClure’s employment is involuntarily terminated without Cause or if Mr. McClure resigns for Good Reason within 90 days following a Change in Control that occurs during the initial two year term, he will be entitled to receive, as severance, a lump sum payment equal to two times the sum of his base salary and the average of his most recent two annual bonuses. If Mr. McClure’s employment is involuntarily terminated without Cause or if Mr. McClure resigns for Good Reason within 90 days following a Change in Control that occurs after the initial two year term, he will be entitled to receive, as severance, a lump sum payment in an amount equal to the excess of (i) two times the sum of his base salary and the average of his most recent two annual bonuses, over (ii) the Somerset Carryover Severance Amount. The amounts payable to Mr. McClure are subject to a cap so that any such payments will not be subject to an excise tax under Section 4999 of the Internal Revenue Code. In addition, in the event of Mr. McClure’s involuntary termination under any of the foregoing circumstances, all of his restricted shares and stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time.

Lakeland and Lakeland Bank also entered into a supplemental executive retirement plan agreement with Mr. McClure dated as of December 26, 2014 (the “McClure SERP”) which is substantially similar to the Shara SERP (described above), except that the McClure SERP defines normal retirement age as age 66 and the benefit payable is $84,500, payable in monthly installments of $7,041.67 each. In addition, the McClure SERP provides that if Mr. McClure resigns (other than for good reason (as defined by the McClure Employment Agreement)) before reaching age 66 or before a change in control occurs, Mr. McClure will be paid, commencing at age 66, a pro rata portion of the normal retirement benefit based on the number of months he was employed from December 26, 2014 to the date of resignation in relation to the total number of months between December 26, 2014 and the date Mr. McClure would attain age 66.

Mr. McClure is also entitled to payment of a supplemental retirement benefit pursuant to a supplemental executive retirement plan agreement, dated July 19, 2007, as subsequently amended, which was entered into between Mr. McClure, Somerset Hills Bancorp and Somerset Hills Bank (the “SHB SERP”). Under the SHB SERP, Mr. McClure is entitled to receive a benefit of $48,000 per year for 15 years upon retirement after attaining age 65. The benefit is payable in 180 monthly payments of $4,000 each. This benefit is also payable commencing at the later of Mr. McClure’s attainment of age 65 or separation from service if his employment is involuntarily terminated other than for cause or if he terminates for any reason in connection with a change in control of Lakeland. In the event of Mr. McClure’s death prior to his retirement (or in the event of his death after the benefit has begun), Mr. McClure’s beneficiary will receive the payments due under the SHB SERP (or remaining to be paid). No benefit is payable if Mr. McClure resigns prior to his attainment of age 65.

The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table:

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Thomas J. Shara
Cash severance	$1,950,000 (1)	$2,390,718 (2)
Shara SERP (3)	2,250,000	2,250,000
Shara Deferred Compensation (4)	3,000,000	3,000,000
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock and RSUs (5)	811,176	811,176
Welfare Benefits (6)	-	-
Tax Gross-up	-	2,665,158 (7)
Automobile	-	-
Total	$8,011,176	$11,117,052

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Joseph F. Hurley
Cash severance	-	$764,008 (8)
SERP	-	-
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock and RSUs (5)	-	272,927
Welfare Benefits	-	24,500 (9)
Tax Gross-up	-	-
Automobile (10)	-	-
Total	-	$1,061,435 (11)
Robert A. Vandenbergh
Cash severance	-	$912,016 (8)
SERP (3)	900,000	900,000
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock and RSUs (5)	-	378,376
Welfare Benefits	-	15,375 (9)
Tax Gross-up	-	-
Automobile (10)	-	-
Total	$900,000	$2,205,767 (11)
Stewart E. McClure, Jr.
Cash severance	$505,887 (12)	$859,134 (13)
McClure SERP (3)	1,267,560	1,267,560
SHB SERP (14)	720,000	720,000
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock and RSUs (5)	193,851	193,851
Welfare Benefits	-	-
Tax Gross-up	-	-
Automobile	-	-
Total	$2,687,298	$3,040,545 (11)
Ronald E. Schwarz
Cash severance	-	$657,172 (8)
SERP	-	-
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock and RSUs (5)	-	193,615
Welfare Benefits	-	24,500 (9)
Tax Gross-up	-	-
Automobile (10)	-	-
Total	-	$875,287 (11)

(1)

The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount, which is equal to 36 months of base salary in effect as of the date of termination, is payable over a period of 12 months.

(2)	In the event that termination of employment occurs following a “Change in Control” as defined in Mr. Shara’s employment agreement, the cash severance amount is payable in a single lump sum.

(3)

The Shara, Vandenbergh and McClure SERP benefits, which are described further under Pension Plans above, are payable to Messrs. Shara, Vandenbergh and McClure in, respectively, 180, 120 and 180 equal monthly installments of, respectively, $12,500, $7,500 and $7,042 each, commencing at age 65 (age 66 in the case of Mr. McClure). The same benefit is payable if Mr. Shara, Mr. Vandenbergh or Mr. McClure, respectively, terminates employment due to disability. In the event that Mr. Shara, Mr. Vandenbergh or Mr. McClure terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death.

(4)

As described above, the Shara Deferred Compensation Agreement provides a benefit, payable in 180 monthly installments, commencing at Mr. Shara’s separation from service (or age 65 if later), in an annual amount equal to the greater of $200,000 or the annual amount that could be paid based on his projected deferral account balance at age 65. The figures shown assume that the annual benefit payable is $200,000.

(5)

These figures represent, based on the closing price of the Company’s common stock on December 31, 2015 ($11.79 per share), the aggregate value of outstanding shares of restricted stock and restricted stock units awarded to each officer, the vesting of which would accelerate in the event of an involuntary termination of such officer’s employment under the circumstances presented.

(6)

Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.

(7)

This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of the restricted stock and restricted stock units that vest would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 48.22% (composed of a federal tax rate of 39.60%, a New Jersey state tax rate of 8.97% and FICA/FUTA of 2.35%, and 120% Applicable Federal Semi-annual Long-term Rate (AFR) as of December 2015 of 3.11%). AFR is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to such tax gross-up.

(8)	For each of Messrs. Hurley, Vandenbergh and Schwarz, the cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on the respective salary and bonus paid to each individual during 2015.

(9)

Each of Messrs. Hurley, Vandenbergh and Schwarz is entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. The figures presented above for Messrs. Hurley and Schwarz assume that such coverages will continue for two years. The figure presented above for Mr. Vandenbergh assumes that such coverages will continue until he attains age 65.

(10)

Each of Messrs. Hurley, Vandenbergh and Schwarz has the right, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company, at book value price, the automobile, if any, that was provided to him while employed by the Company.

(11)

Payments due each of Messrs. Hurley, Vandenbergh and Schwarz under their respective Change in Control Agreements, and amounts payable to Mr. McClure under his employment agreement or otherwise, are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

(12)

The figure shows the cumulative amount of cash severance that Mr. McClure would be entitled to under the circumstances presented. $338,387 of the cash severance is payable over a period of 12 months. The remainder of $167,500 is payable in a lump sum.

(13)

The figure shows the cumulative amount of cash severance that Mr. McClure would be entitled to under the circumstances presented. The cash severance amount, which is payable in a lump sum, is equal to two times the sum of Mr. McClure’s base salary in effect as of the date of termination plus the average of Mr. McClure’s most recent two annual bonuses. For this presentation, the bonus component of the severance is calculated using the average of the bonuses paid to Mr. McClure for 2014 and 2015.

(14)

As described further above, the SHB SERP provides for payment to Mr. McClure of a benefit, payable in 180 equal monthly installments of $4,000 each, commencing upon the later of Mr. McClure’s separation from service or attainment of age 65.

See “Deferred Compensation” for a description of a salary continuation agreement with Mr. Vandenbergh.

Elective Deferral Plan

On March 18, 2015, the Company’s Board of Directors adopted the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”). Under the Elective Deferral Plan, executives of the Company and Lakeland Bank at a level of executive vice president and above, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and, for years beginning after December 31, 2015, bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity for the preceding year, up to a maximum interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, a Chairman of the Board, separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Chairman provides leadership for the Board. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management, other officers of the Company and the Chairman of the Audit Committee. While the Board of Directors oversees risk management, management is responsible for the day-to-day risk management process, in connection with which management established an enterprise risk management committee on which three directors serve as Board liaisons. The Company believes that its Board leadership structure supports this approach to risk management.

During 2015, the Company’s Compensation Risk Task Force (consisting of the Company’s Internal Auditor, Director of Human Resources and General Counsel) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Compensation Risk Task Force’s report.

Board Independence; Committees

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Mary Ann Deacon, Edward B. Deutsch, Brian Flynn, Mark J. Fredericks, Janeth C. Hendershot, Lawrence R. Inserra, Jr., Thomas J. Marino, Robert E. McCracken, Robert B. Nicholson, III, Joseph P. O’Dowd and Stephen R. Tilton, Sr.

During 2015, Lakeland’s Board of Directors held 14 meetings. Lakeland’s Board of Directors also maintains several Board committees, which include: Audit, Nominating and Governance and Compensation. In addition, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met six times during 2015.

The Audit Committee, consisting of Brian Flynn (Chairman), Thomas J. Marino (Vice Chairman), Robert E. McCracken and Janeth C. Hendershot, is responsible for reviewing the reports submitted by Lakeland’s independent registered public accounting firm and internal auditor and for reporting to the Board on significant audit and accounting principles, policies, and practices related to Lakeland. The Audit Committee met five times in 2015.

Lakeland is required to disclose whether the Board of Directors has determined that a member of the Audit Committee is an “audit committee financial expert”, as that term is defined in rules adopted by the SEC, and, if not, why not. Lakeland’s Board has determined that Brian Flynn and Thomas J. Marino, directors and members of the Audit Committee, are audit committee financial experts. The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

The Nominating and Corporate Governance Committee consists of Robert B. Nicholson, III (Chairman), Bruce D. Bohuny, Thomas J. Marino and Brian Flynn. This committee is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. In addition, this committee is responsible for developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics. This committee met five times in 2015.

The Compensation Committee, consisting of Robert E. McCracken (Chairman), Joseph P. O’Dowd, Mark J. Fredericks and Robert B. Nicholson, III, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors. The Compensation Committee also administers the Company’s 2009 Equity Compensation Program and remaining aspects of the 2000 Equity Compensation Program. The Compensation Committee met seven times in 2015.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each individual who served as a director of Lakeland during 2015, other than Thomas J. Shara. See the “Summary Compensation Table” for information regarding Mr. Shara. Roger Bosma retired as of May 20, 2015, the date of our 2015 Annual Meeting of Shareholders. Lawrence R. Inserra, Jr. was appointed as a director upon the closing of the merger of Pascack Bancorp, Inc. into Lakeland on January 7, 2016 and, accordingly, is not included in the following table.

None of our non-employee directors received option awards, restricted stock awards or restricted stock units during 2015 or any compensation under any non-equity incentive plan.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	89,000	0	--	89,000
Roger Bosma	22,500	0	--	22,500
Mary Ann Deacon	54,000	2,683	60,000	116,683
Edward B. Deutsch	66,000	--	--	66,000
Brian Flynn	74,500	--	--	74,500
Mark J. Fredericks	68,000	0	--	68,000
Janeth C. Hendershot	84,500	2,597	--	87,097
Thomas J. Marino	62,200	--	--	62,200
Robert E. McCracken	73,000	1,455	--	74,455
Robert B. Nicholson, III	72,500	0	--	72,500
Joseph P. O’Dowd	68,000	6,851	--	74,851
Stephen R. Tilton, Sr.	92,000	6,448	--	98,448

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2015, including annual retainer fees (some of which were taken in shares of common stock, as described above), Lakeland and Lakeland Bank committee and/or chairmanship fees and meeting fees;

•

the aggregate number of option awards outstanding at December 31, 2015 for each director other than Thomas J. Shara who was serving as a director on December 31, 2015 were: for Mr. Bohuny, 30,387 shares; for Ms. Deacon, 0 shares; for Mr. Deutsch, 24,226 shares; for Mr. Flynn, 28,940 shares; for Mr. Fredericks, 0 shares; for Ms. Hendershot, 0 shares; for Mr. Marino, 24,226 shares; for Mr. McCracken, 0 shares; for Mr. Nicholson, 0 shares; for Mr. O’Dowd, 0 shares; and for Mr. Tilton, 0 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2014 year-end financial statements to the measurement date used for preparing our 2015 year-end financial statements. Certain amounts are negative (primarily as a result of a change in the actuarial discount rate) and are included as “0” in the table in accordance with SEC rules. The actual change in each such participating director’s accumulated benefit (for which “0” is included in the table above) is as follows: Mr. Bohuny: ($89); Mr. Bosma: ($899); Mr. Fredericks: ($927); and Mr. Nicholson: ($29). Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participated in 2015. There were no above-market earnings on such deferred compensation in 2015; and

•	“All Other Compensation” consists for Ms. Deacon of $60,000 additional compensation for serving as Chairman of Lakeland.

During 2015, each director other than Thomas J. Shara received a fee of $2,000 for each meeting of Lakeland’s Board that he or she attended. In addition, each director, other than Mr. Shara, received a $30,000 retainer. Each director, other than Mr. Shara, received committee fees for meetings attended. Members of the Lakeland Board committees (Compensation, Nominating and Corporate Governance and Loan Review) received $1,000 for each meeting attended, with the exception of the Audit Committee, whose members received $1,300 per meeting attended. Mr. Flynn received a $5,000 fee for serving as Chairman of the Audit Committee in 2015. Mr. Nicholson received $2,500 for service as Chairman of the Nominating and Corporate Governance Committee in 2015. Mr. McCracken received $2,500 for serving as Chairman of the Compensation Committee in 2015. Mr. McCracken also received $3,000 for service as an alternate member of the Loan Committee (described below) for Regulation O (insider loans) purposes. Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served.

The Boards of Directors of Lakeland Bank and the Company held combined meetings in 2015 and no additional fees were paid for attending the Lakeland Bank Board meetings. The Loan Committee of Lakeland Bank met, on average, twice a month in 2015. The fee for attending each Loan Committee meeting was $1,000 per meeting. Each director of Lakeland Investment Corp., a subsidiary of Lakeland Bank, received $575 per meeting attended.

The Board has determined that director fees for 2016 are as follows (for each director other than Mr. Shara): (1) $40,000 per annum retainer, payable in quarterly increments of $10,000 each; (2) $3,000 per Board meeting attended; (3) $20,000 in restricted stock granted at the beginning of the year with a vesting period of one year; (4) $2,500 annual fee for chairs of the primary committees, except that the Audit Committee chair will receive $5,000 per year; and (5) no fees for non-chair Board committee members (due to the overall increase in director fees).

The Board chairman fee of $60,000 per annum will remain unchanged from 2015. Additionally, a $575 stipend associated with travel for meetings of the Board representative of Lakeland Investment Corporation held in Delaware will continue to be payable and the Board liaisons to the Executive Loan Committee each will receive $5,000 annual stipends for such service, payable in amounts of $1,250 per quarter.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, which provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. In December 2008, the plan was amended to comply with Section 409A of the Internal Revenue Code, and to restrict further participation in the plan only to those eligible directors who became members of the Board on or before December 31, 2008. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

Related Party Transactions

Stephen R. Tilton, Sr., a director of Lakeland, is the Chairman and Chief Executive Officer of Fletcher Holdings, LLC, which owns a building in Little Falls, New Jersey in which Lakeland rents a branch office. During 2015, the Company paid $167,030 to Fletcher Holdings, LLC as rent and related expenses.

Lakeland Bank has made, and expects to make in the future, in the ordinary course of business, loans to directors, officers, principal shareholders and their associates. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Lakeland Bank.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter.    The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Nominating and Corporate Governance Committee Members.    All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders.    The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.    The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.    Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations.    In connection with the 2015 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.    The Audit Committee performed its duties during 2015 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Audit Committee Members.    Lakeland’s Common Stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report.    In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2015:

(1)        the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2)        the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3)        the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4)        based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2015 annual report on Form 10-K.

By:         The Audit Committee of the Board of Directors:

               Brian Flynn, Chairman

               Thomas J. Marino, Vice Chairman

               Robert E. McCracken

               Janeth C. Hendershot

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by KPMG for professional services rendered for the years ended December 31, 2015 and December 31, 2014.

Fee Category	Fees for 2015	Fees for 2014
Audit Fees	$469,250	$404,250
Audit-Related Fees	$92,000	$0
Tax Fees	$80,000	$80,000
All Other Fees	$132,000	$0

Audit Fees.    Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2015 and December 31, 2014, and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2015 and 2014.

Audit-Related Fees.    Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph.

Tax Fees.    Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees.    All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.

Other Matters.    The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2015 and December 31, 2014 is compatible with maintaining the independence of the Company’s principal independent accountants.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Code of Ethics

Lakeland is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Lakeland has adopted such a code of ethics and has posted a copy of the code on its internet website at the internet address: http://www.lakelandbank.com. Copies of the code may be obtained free of charge from the Company’s website at the above internet address.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Lakeland’s Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s annual meeting of shareholders. All but one of the Board members at the time of the 2015 Annual Meeting attended the Company’s 2015 Annual Meeting of Shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Robert E. McCracken (Chairman)

Mark J. Fredericks

Joseph P. O’Dowd

Robert B. Nicholson, III

Other Compensation Committee Matters

Charter.    Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the current charter of the Compensation Committee is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Authority, Processes and Procedures.    Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and Chief Executive Officer) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO and Mr. Vandenbergh (our Chief Operating Officer) assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants.    During our fiscal year ended December 31, 2015, the Compensation Committee retained the services of McLagan as its independent compensation consultants. See our Compensation Discussion and Analysis for a description of the services provided by McLagan during 2015.

McLagan does not perform any other services for Lakeland, Lakeland Bank or their respective affiliates.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.

Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2016 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF LAKELAND’S NAMED EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder require shareholders of public companies to vote, on an advisory basis, to approve executive compensation as disclosed in the proxy statement.

Lakeland’s Board has determined, consistent with the vote of Lakeland’s shareholders at the 2012 annual meeting, to hold an annual non-binding advisory vote on executive compensation. Accordingly, Lakeland’s shareholders are being asked to approve the compensation of Lakeland’s executives as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

The proposal set forth below, which is advisory and will not bind the Board, gives Lakeland’s shareholders the opportunity to vote on the compensation of Lakeland’s executives.

Upon the recommendation of the Board of Directors, Lakeland asks shareholders to consider the following resolution:

“Resolved, that the shareholders of Lakeland Bancorp, Inc. approve the compensation of Lakeland’s executives, as described in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.”

Vote Required; Effect

Approval of the Company’s executive compensation will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s compensation of executives is approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” Proposal 3.

INDEPENDENT ACCOUNTANTS

Relationship with Independent Accountants.    KPMG, which became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013, has been engaged as the Company’s independent accountants for 2016. See Proposal 2. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2017 annual meeting of shareholders, the proposal must be received by Lakeland at its principal executive offices not later than December 14, 2016 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February 27, 2017 in order for the proposal to be considered at Lakeland’s 2017 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting.

For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

By Order of the Board of Directors:

Timothy J. Matteson

Executive Vice President, General Counsel and

Corporate Secretary

A copy of Lakeland Bancorp, Inc.’s annual report for the year ended December 31, 2015, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Ms. Patricia Backman, Vice President, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey on Wednesday, May 18, 2016, at 5:00 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Vote On Proposals:

1. TO ELECT FIVE DIRECTOR NOMINEES FOR THE TERMS DESCRIBED IN THE PROXY STATEMENT:

NOMINEES:
☐	FOR ALL NOMINEES	( ) Thomas J. Marino
( ) Robert E. McCracken
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) Thomas J. Shara
( ) Stephen R. Tilton, Sr.
☐	FOR ALL EXCEPT (see instructions below)	( ) Lawrence R. Inserra, Jr.

(The Board of Directors recommends a vote “FOR” election of the Nominees)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (    )

2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommends a vote “FOR” this proposal)

3. TO APPROVE, ON AN ADVISORY BASIS, THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommends a vote “FOR” this proposal)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the proposals described above.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, then please sign in the entity name by authorized person.

Please mark here if you plan to attend the meeting.  ☐

Signature

Dated:             , 2016

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016: THIS FORM OF PROXY CARD, THE PROXY STATEMENT AND OUR 2015 ANNUAL REPORT ARE AVAILABLE AT WWW.LAKELANDBANK.COM.

VOTE BY INTERNET - www.voteproxy.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-PROXIES

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.